Exhibit 10.1
Gentlemen:
In consideration of certain payments to NACCO Materials Handling Group, Inc. (“NMHG”), as set forth on Payment Schedule A hereto, from General Electric Capital Corporation (“GECC”); NMHG and GECC hereby agree to maintain the following agreements: (i) that certain Restated and Amended Joint Venture and Shareholder Agreement between them, as amended through the Third Amendment, dated July 1, 2008 (the “JV Agreement”), including, without limitation Exhibit H thereto (“Listing of NMHG Competitors”); (ii) that certain Canadian Country Agreement (the “Canadian Agreement”), dated July 1, 2008 and (iii) that certain International Operating Agreement , as amended through the Seventh Amendment, dated July 1, 2008 (the “IOA”), including, without limitation, Exhibit C thereto (“Schedule of NMHG Competitors”) all, with the following mutually agreed upon modifications and understandings:
(I)	GECC hereby agrees not to enter into any legal partnership, joint venture or similar joint ownership arrangement with either or both of Mitsubishi Caterpillar Forklift America, Inc. or Mitsubishi Heavy Industries (collectively referred to herein as “MCFA”) that is similar to any joint venture arrangement that NMHG may have with GECC related to the financing of materials handling equipment;

(II)	Pursuant to the terms of this agreement; NMHG hereby agrees that GECC is not precluded by the terms of either the JV Agreement and Exhibit H thereto or the IOA and Exhibit C thereto, from doing business with MCFA and may continue to do business with MCFA on such terms and conditions as GECC and MCFA shall agree, provided that GECC complies with paragraph (I) hereof (including pursuant to any existing arrangements) and provided further that GECC and MCFA do not expand their existing arrangement with MCFA to cover the financing of materials handling equipment outside of the US and Canada. Nothing herein shall preclude GECC or its affiliates from financing MCFA equipment on a non-programmatic basis;

(III)	GECC hereby agrees to use reasonable efforts to ensure that GE employees in the sales, risk and credit functions who work on NMHG transactions will not work on MCFA transactions while such employees are working on NMHG transactions; provided that this restriction shall not apply to any GECC employee who has managerial responsibility for more than one program. GECC further agrees that it shall hold in strict confidence and shall not disclose to MCFA (or any of its employees) any information relating to NMHG’s business, including without limitation, any information relating to the financing arrangement between NMHG and GECC. Nothing contained herein shall restrict GECC’s ability to transfer, reassign to another program or terminate any GECC employee; and

(IV)	GECC hereby agrees not to syndicate NMHG transactions or new originations to any of the Listing of NMHG Competitors as set forth on Exhibit H to the JV Agreement or to any NMHG Competitor as set forth on Exhibit C to the IOA.
The parties hereto hereby agree that all terms and conditions of the JV Agreement, Canadian Country Agreement and IOA not specifically modified hereby shall remain in full force and effect. This agreement shall become effective on the date first set forth here below.
IN WITNESS WHEREOF; the parties intending to be mutually bound hereto, hereby agree to execute this agreement by the duly authorized persons set forth below.

NACCO MATERIALS HANDLING GROUP, INC.
By:	/s/ Jeffrey C. Mattern
Name:	Jeffrey C. Mattern
Title:	Treasurer
Date:	October 15, 2008

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ R. Scott Barber
Name:	R. Scott Barber
Title:	General Manager
Date:	October 15, 2008

PAYMENT SCHEDULE A
A payment of US$ 4,000,000 and an increase in the JV Agreement origination fee paid to NACCO of 10 basis points (“bpts”) (from 90 bpts to 100bpts) on all US retail loan and lease originations; to run until the expiration of the Base Term of the JV Agreement (as defined therein); unless sooner terminated by mutual agreement.